Exhibits and Financial Statement Schedules

(a) Exhibits. See Exhibit Index following the signature pages to this Registration Statement.

(b) Financial Statement Schedules.

All other schedules, other than those listed above, are omitted because the information is not required or because the information is included in the Financial Statements or Notes to Financial Statements.

Report of Independent Registered Public Accounting Firm on Schedules

The Board of Directors

Woodmen of the World Life Insurance Society and/or

Omaha Woodmen Life Insurance Society

We have audited the statutory-basis balance sheets of Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Society (the Society) as of December 31, 2012 and 2011, and the related statutory-basis statements of operations, changes in surplus, and cash flow for each of the three years in the period ended December 31, 2012, and have issued our report thereon dated April 22, 2013 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in the Exhibit of this Registration Statement. These schedules are the responsibility of the Society’s management. Our responsibility is to express an opinion on these schedules based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Des Moines, Iowa

April 23, 2013

Schedule I – Summary of Investments

Other Than Investments in Related Parties

As of December 31, 2012

Type of Investment	Cost	Estimated Market Value	Amount at Which Shown in the Statement of Financial Position
	(Dollars In Thousands)
Bonds:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$553,775	$626,298	$553,865
States, municipalities, and political subdivisions	1,208,320	1,299,749	1,210,245
Foreign governments	633,281	669,907	634,508
All other corporate bonds	3,247,385	3,588,027	3,257,420
Mortgage-backed and other asset-backed securities	930,308	986,444	931,753

Total bonds	6,573,069	7,170,425	6,587,791

Equity securities:
Common stocks:
Banks, trust, and insurance companies	42,680	53,342	53,342
Industrial, miscellaneous, and all other	323,389	417,279	417,279
Mutual funds	6,630	3,155	3,155

Total equity securities	372,699	473,776	473,776

Mortgage loans	1,463,629		1,462,629
Real estate	196,520		87,164
Certificate loans	169,405		168,277
Securities lending reinvestment collateral assets	170,928		171,106
Other invested assets	217,908		217,908

Total investments	$9,169,158		$9,169,651

Schedule III – Supplementary Insurance Information

As of December 31, 2012, 2011, and 2010 and for Each of the Years Then Ended

	Future Policy Benefits and Claims	Contractholder and Other Certificateholder Funds
	(Dollars In Thousands)
2012
Life and health insurance	$7,781,376	$78,735

2011
Life and health insurance	$7,397,895	$90,549

2010
Life and health insurance	$7,021,996	$104,435

Schedule III – Supplementary Insurance Information (continued)

As of December 31, 2012, 2011, and 2010 and for Each of the Years Then Ended

	Premiums and Other Considerations	Net Investment Income (1)	Benefits, Claims, and Settlement Expenses	Other Operating Expenses (1)
	(Dollars In Thousands)
2012
Life and health insurance	$811,091	$419,256	$926,759	$220,294

2011
Life and health insurance	$752,058	$417,158	$860,773	$200,779

2010
Life and health insurance	$753,573	$410,886	$849,204	$196,932

(1)	Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change if different methods were applied.

Schedule IV – Reinsurance

As of December 31, 2012, 2011, and 2010 and for Each of the Years Then Ended

	Gross Amount	Ceded to Other Companies	Net Amount
	(Dollars In Thousands)
2012
Life insurance in force	$36,433,197	$5,044,134	$31,389,063

Premiums:
Life insurance	$807,251	$9,554	$797,697
Supplemental contracts involving life contingencies	4,403	–	4,403
Supplemental contracts not involving life contingencies	–	–	–
Accident and health insurance	10,501	1,510	8,991

Total	$822,155	$11,064	$811,091

2011
Life insurance in force	$35,826,241	$4,928,964	$30,897,277

Premiums:
Life insurance	$746,462	$9,379	$737,083
Supplemental contracts involving life contingencies	6,048	–	6,048
Supplemental contracts not involving life contingencies	–	–	–
Accident and health insurance	10,464	1,537	8,927

Total	$762,974	$10,916	$752,058

2010
Life insurance in force	$35,350,797	$4,902,905	$30,447,892

Premiums:
Life insurance	$748,406	$9,301	$739,105
Supplemental contracts involving life contingencies	5,577	–	5,577
Supplemental contracts not involving life contingencies	–	–	–
Accident and health insurance	10,575	1,684	8,891

Total	$764,558	$10,985	$753,573